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                                  EXHIBIT 5.1

                           OPINION REGARDING LEGALITY

                               September 29, 1999


MSC.Software Corporation
815 Colorado Boulevard
Los Angeles, California  90041

           Re: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have acted as special counsel to MSC.Software Corporation, formerly The MacNeal-Schwendler Corporation (the "Company"), a Delaware corporation, in connection with the registration under the Securities Act of 1933, as amended, of $9,915,000 of 7 7/8% Convertible Subordinated Debentures due 2004 of the Company to be sold by the Company and certain shareholders of the Company (the "Debentures"). We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, issuance and registration of the Debentures.

     Based upon the foregoing, we are of the opinion that the Debentures will, when sold, be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunction relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     We consent to the filing of this letter opinion as an exhibit to the Registration Statement, without admitting that we are "experts" within the meaning of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                       Respectfully submitted,


                                       /s/  O'Melveny & Myers LLP